EXHIBIT 10.3



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                          PURCHASE AND SALE AGREEMENT


      THIS AGREEMENT, dated October _____, 2003, is by and between ORX RESOURCES, INC., a Delaware corporation, 400 Poydras Street, Suite 2090, New Orleans, Louisiana 70130, hereinafter referred to as "Seller," and, PetroReal of America, Inc., a Nevada corporation, with offices at Suite 1750 - 1177 West Hastings Street, Vancouver, British Columbia, Canada, hereinafter referred to as "Buyer."

                                   WITNESSETH:

      WHEREAS Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth in this Purchase and Sale Agreement (the "Agreement"), all of Seller's right, title and interest in and to those certain oil and gas interests and associated assets as identified and specified in the exhibits attached hereto and made part hereof, hereinafter referred to, collectively, as the "Assets."

      NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                   ARTICLE I.
                                PURCHASE AND SALE

1.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller offers and agrees to sell, and Buyer offers and agrees to purchase, as of the Effective Date herein-below defined, all of Seller's right, title and interest in and to the following Assets, to-wit:

       (a) the oil, gas and mineral leases (the "Leases"), including the working interests ("WI"), the overriding royalty interests ("ORI") and net revenue interests ("NRI") described in Exhibit "A" and, with respect to the Leases, the oil and/or gas wells located thereon, including those described in Exhibit "A" (the "Wells") along with all other right, title and interest of Seller in and to the Wells and the Leases;

       (b) Except to the extent as may be limited by the Leases, all of Seller's rights, privileges, benefits and powers conferred upon Seller, as the holder of any Lease, with respect to the use and occupation of the surface of, as well as the subsurface depths under, the lands covered by such Lease that may be necessary or useful to the possession and enjoyment of such Lease; except to the extent as may be limited by the Leases, all of Seller's rights in any pools or units which include all or any part of any Lease or any Well (the "Units"), including Seller's right,

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             title and interest in  production  from any Unit,  regardless  of whether such Unit production is derived from wells located on or off a Lease and Seller's right, title and interest in any wells within any such unit;

       (c) To the extent assignable, all of Seller's right, title and interest in and to surface or subsurface use agreements, authorizations, permits and similar rights and interests applicable to, or used or useful in connection with, any or all of the Wells, Leases, and Units;

       (d) To the extent assignable, all of Seller's right, title and interest in and to permits, seismic permits, servitudes, easements, rights-of-way, orders, lease agreements, royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, farmin and farmout agreements, transportation and marketing agreements, operating agreements, unit agreements, processing agreements, options, facilities or equipment leases and other contracts, agreements and rights used, or held for use, in connection with the ownership or operation of the Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Assets, including, without limitation, easements and other contracts, or the sale or disposal of water, hydrocarbons or associated substances from the Assets but excluding any such contracts, agreements and rights where transfer of same is prohibited by third party agreement or operation of law;

       (e) All of Seller's right, title and interest in and to all equipment, machinery, fixtures and other real, personal and mixed property situated on the Leases and/or used in the operation of the Assets, including, without limitation, wells, salt water disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, inventory, separators, dehydrators, compressors, treaters, power lines, field processing facilities, flowlines, gathering lines, transmission lines and all other pipelines (the "Equipment");

       (f) All of Seller's right, title and interest in effect and of record as of the Effective Date in and to oil, condensate, natural gas in whatever form and natural gas liquids produced after the Effective Date, including "line fill" and inventory below the pipeline connection in tanks, attributable to the Wells, the Leases and Units; and

       (g) Originals, or, if originals are unavailable, clean and legible copies of, all of the files, records, information and data respecting the Assets in Seller's possession, including, without limitation, title records, abstracts, title opinions, title certificates, computer records, production records, severance tax records, geological and geophysical data and all other information relating directly to the ownership or operation of the Assets but exclusive of (i) any such records, data or information where transfer of same is prohibited by third party agreements or applicable law, as to which Seller is unable to secure a waiver, and (ii) the work product of Seller's legal counsel, excluding title opinions (collectively, the "Records").


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1.02  Assets Excluded.  The Assets do not include the following:
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       (a)   Accounts receivable, including benefits accruing through severance tax relief, and payable associated with the Assets and relating to operations conducted or occurring prior to the Effective Date.

       (b) Liquid hydrocarbon inventory in storage tanks above the pipeline connection as of 7:00 a.m. on the Effective Date.

                                   ARTICLE II.
                                 PURCHASE PRICE

2.01 Purchase Price. As consideration for the sale of the Assets, subject to adjustments as provided for herein, Buyer shall pay or deliver to Seller at Closing, as hereinafter defined in Article IX, the sum of Fourteen Million and No/100 Dollars ($14,000,000.00) Dollars (U.S.), (the "Purchase Price") allocated among the Assets as set forth in Exhibit "B," attached hereto.

       The cash payment described above, less the Performance Deposit defined below, shall be made by wire transfer at Closing pursuant to Seller's prior written instructions.

2.02  Performance Deposit

       (a) Upon execution of this Agreement:

             Buyer will pay to Seller, by wire transfer, into the following Escrow Account: Eustis, O'Keefe and Gleason, LLC (the "Escrow Agent"), a sum equal to five (5%) percent of the Purchase Price, representing a Performance Deposit which shall be, subject only to the specific exceptions set out in subparagraph (b), below, non-refundable and shall be paid to Seller by the Escrow Agent, as hereinafter provided, in the event that Closing (as defined in Article 9.01, supra) does not occur.

       (b) Exceptions to Non-Refundability of Performance Deposit. The Performance Deposit shall not be refunded to Buyer in the event that Closing fails to occur, unless the failure to close is as a result of one or more of the following occurrences:

             (1) As a result of the failure of Seller or Buyer to close the transaction contemplated hereunder pursuant to the provisions of Article 5.05, herein.

             (2)   As a result of termination of this Agreement under Article X.

             (3)   As a result of the termination of this Agreement under
                   Article 6.02(d).


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             In effecting the refund of the Performance Deposit pursuant to this
             Article 2.02(b), Seller and Buyer shall advise the Escrow Agent, in writing, to refund the deposit to Buyer.

2.03   Escrow Account. In order to establish the Escrow Account referred to in
       Article 2.02 above, concurrently with the execution of this Agreement, Buyer, Seller and Escrow Agent shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit "C" but including, among its other terms and conditions, the following procedures for instructing the Escrow Agent to distribute the Performance Deposit:

       (a) In the event Closing does occur, the Escrow Agent shall be authorized to immediately transfer all Performance Deposit, less escrow expenses but plus all interest accruing thereon, from the Escrow Account into an account designated, in writing, by Seller. The Escrow Agent's authority shall be represented by written instructions conveyed to Escrow Agent by facsimile transmission from Buyer on the closing date.

       (b) In the event Closing does not occur and such failure to close is not as a result of any of the exceptions to non-refundability set out in Article 2.02(b), hereof, Buyer shall instruct Escrow Agent, in writing, by facsimile transmission, to immediately pay to an account designated by Seller, the Performance Deposit, less expenses, plus all interest accrued thereon.

       (c) In the event that Closing does not occur and such failure to close is a result of the occurrence of any one or more of the exceptions to non-refundability set forth in Article 2.02(b), Seller shall promptly instruct the Escrow Agent, in writing, by facsimile transmission, to immediately pay the Performance Deposit, less expenses, to Buyer, plus all interest accruing thereon.

       (d) In the event of the occurrence of either of the circumstances described in subparagraphs (b) and (c) and the party required to provide notice to the Escrow Agent fails to do so, the party entitled to the distribution of funds from the Escrow Account may provide the Escrow Agent with a sworn affidavit attesting to the particular circumstances whereupon the Escrow Agent, after the expiration of five (5) days written notice given to the other party, shall promptly release the Performance Deposit, less expenses, to the attesting party, plus all interest accruing thereon.

       (e) Actual expenses of the Escrow Account shall be borne by the party receiving the distribution.

2.04 Allocation of Purchase Price. The "Allocated Value" for any distinct asset shall be that portion of the Purchase Price allocated to such distinct asset identified on Exhibit "B," increased or decreased in the manner described herein. Any adjustments to the Purchase Price, other than those adjustments provided for in Article V, Title Matters, and Article VI, Environmental Conditions, shall be applied on a pro rata basis to the


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     Allocated  Value for all  assets.  After  such  adjustments  are made,  any adjustments to the Purchase Price made pursuant to Article V and VI shall be applied to the Allocated Value for the particular asset(s) affected.

2.05   Purchase  Price  Adjustments.  The Purchase  Price shall be adjusted in
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       the following manner:

       (a) The Purchase Price shall be adjusted upward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

             (1) the value, determined by the price most recently paid prior to the Effective Date less all applicable deductions, of all oil in storage above the pipeline connection as of the Effective Date and not previously sold by Seller which is credited to the Assets (less applicable production taxes, royalty and other burdens on production payable on such oil and subsequently paid by Seller). The amount of oil in storage as of the Effective Date shall be based on gauge reports to the extent available or on alternative methods to be agreed upon by the parties.

             (2) the amount of all expenditures, net to Seller's interest, (including all items customarily categorized as capital in nature, rentals and other charges, pro-rata ad valorem, property, production, excise, severance and similar taxes but not including income taxes, federal or state) based upon, or measured by, the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom, paid by, or on behalf of, Seller in connection with the operation of the Assets, in accordance with generally accepted accounting principles and attributable to the period after the Effective Date until Closing (the "Adjustment Period"), expressly including, without limitation, all of the lease operating expenses relating to the Assets incurred and paid by the Seller to third parties (excluding amounts paid in connection with the transactions contemplated by the Agreement);

             (3) an amount equal to all prepaid expenses attributable to the Assets that are paid by, or on behalf of, Seller that are, in accordance with generally accepted accounting principles, attributable to the Adjustment Period, including, without limitation, prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon, or measured by, the ownership of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom;

             (4) by the value of each one-percent (or fraction thereof) of increase in NRI above the NRI set forth in Exhibit "A," with respect to any Well, such value to be calculated by dividing the applicable Allocated Value of a Well by the NRI set forth




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                   in said Exhibit "A" for such Well and multiplying the result thereof by the increase in NRI; and

             (5)   any other adjustment agreed to by Buyer and Seller.

       (b) The Purchase Price shall be adjusted downward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

             (1) the aggregate amount of proceeds received, or to be received, by Seller from the sale of oil, gas and other minerals produced from the Leases, Units and Wells or otherwise in any way attributable to the Assets during the Adjustment Period (net of any production royalties, transportation costs and of any production, severance or sales taxes paid, or to be paid, by Seller, using actual sales, not Seller's entitlement, where such sales are greater than or less than Seller's entitlement);

             (2) the aggregate amount of royalty payments payable to third parties but held in suspense by Seller as of Closing;

             (3) the amount of all payments made as provided for in Article 2.02(a), hereof;

             (4) an amount equal to the value of the Assets with respect to which preferential rights have been exercised or consents to assign have not been secured;

             (5) amounts received or to be received by Seller for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets without Buyer having received full payment therefor;

             (6) all amounts otherwise received, or to be received by, Seller and attributable to the ownership of the Assets during the Adjustment Period; and

             (7)   any other adjustment agreed to by Buyer and Seller.

             The adjustment described in Article 2.05(a)(2) and (3) shall serve to satisfy up to the amount of the adjustment, Buyer's obligation to pay operating expenses of the Assets for the period between the Effective Date and Closing, and Buyer shall not be separately obligated to pay the various payees for such expenses. Similarly, the adjustments described in Article 2.05(b)(1) shall serve to provide Buyer, up to the amount of the adjustment, with the value of the oil, gas and other minerals and the proceeds and products


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             from the Assets to which Buyer is entitled between the Effective
             Date and Closing, and Buyer shall not have any separate rights to receive the production, proceeds and products affected.

             Seller shall prepare, in accordance with this Agreement and generally accepted accounting principles, and Buyer and Seller shall execute and deliver a settlement statement, (the "Preliminary Settlement Statement"), that shall set forth the Purchase Price and each adjustment and the calculation of such adjustment used to determine such amount. Seller shall provide Buyer with the Preliminary Settlement Statement not less than three (3) days prior to Closing for Buyer's review and approval. The term "Closing Purchase Price" shall mean the Purchase Price, adjusted as approved by the parties in accordance with in Article 2.05, using for such adjustments actual costs and revenues, except where unavailable, whereupon Seller will use reasonable estimates of such costs and revenues. The Preliminary Settlement Statement shall also contain wire transfer instructions concerning the delivery of the Closing Purchase Price at Closing.

2.06 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from, and subsequent to, the Effective Date, shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall within 5 Business Days after such receipt, fully disclose, account for and transmit same to Buyer and (b) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller, and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller within five (5) business days. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (ii) for periods of time from, and subsequent to, the Effective Date, regardless of when due or payable, shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

2.07  Effective  Date. The Effective Date of the Sale of the Assets  described
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       in Article  1.01 shall be  September  1, 2003,  as of 7:00 a. m., local time.

                                  ARTICLE III.
                                      TAXES

3.01 Payment of Taxes. The parties do not consider that the transaction contemplated by this Agreement is subject to taxation. However, any taxes or fees (other than Seller's federal, state or local income taxes) directly associated with this sale will be borne by Buyer. Seller shall be liable and responsible for any and all taxes of whatsoever kind or nature arising or accruing prior to the Effective Date. Buyer shall be


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       responsible for the payment of any and all taxes relating to the Assets from and after the Effective Date. Each party shall be responsible for its own income taxes, if any, as may result from the transaction contemplated hereby.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

4.01  Seller's   Representations   and  Warranties.   Seller   represents  and
      --------------------------------------------
       warrants as follows.

       (a) Legal Status and Authority:

             (1) ORX Resources, Inc. is a Delaware corporation, validly organized and existing, and in good standing, under the laws of the State of Louisiana. Seller has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

             (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and Seller is not subject to any articles or by-laws, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

             (3) Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee which Seller is obligated to pay in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer could be held responsible.

             (4) The consummation of this transaction will not violate or cause a default under (i) any provision of Seller's governing documents; (ii) any provision of any material contract or agreement or of any bank loan, indenture or credit agreement to which Seller is a party; (iii) any law, ordinance, rule or regulation of any governmental authority; or (iv) any applicable order, writ, judgment or decree of any court or other competent authority and will not result in the creation of any lien, charge or encumbrance on any of the Assets.

             (5) Except for routine change of operator filings, no authorization, consent or approval of, or filing with, any governmental authority is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereunder. No authorization, consent or approval of any non-governmental third party is required to be obtained


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                  by Seller for the execution and delivery of this Agreement or the consummation by Seller of the transaction contemplated hereunder, except for the prior written consent of Chevron Texaco. The transaction contemplated is subject to a prior preferential right in favor of ChevronTexaco, pursuant to those certain Farmout Agreements identified on Exhibit "A", attached hereto.

             (6) This Agreement has been duly executed and delivered by Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally.

             (7) Seller shall warrant title to the Assets against claims of any and all persons whomsoever lawfully claiming the Assets, or any part thereof, by, through or under Seller and no other, but with full subrogation and substitution to all of Seller's rights and actions in warranty.

       (b) Information and Data Regarding Assets.

             (1) Seller is not obligated by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment, a gas imbalance or any other arrangement, to deliver hydrocarbons or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving the full contract price therefor.

             (2) Except for Chevron Texaco, no person or entity has any call upon, option to purchase or similar right to obtain production from the Assets.

             (3) All taxes imposed or assessed with respect to or measured by or charged against or attributable to the Assets or the hydrocarbons produced therefrom have been, or will be, duly and timely paid.

             (4) To the best of Seller's knowledge, the Assets have been operated in accordance with all rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Assets, including the production of hydrocarbons attributable thereto, and are not presently subject to reduced allowables or other penalties due to overproduction or otherwise.

             (5) No fire, explosion, accident, earthquake, act of public enemy or other casualty (regardless of whether covered by insurance) adversely affecting any material portion of the Assets, or the operation thereof, or adversely affecting the


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                   ability of Seller to perform its obligations under this
                   Agreement has occurred during Seller's use and ownership of the Assets.

             (6) To the best of Seller's knowledge, there exist no contracts or agreements regarding, or orders directed to, the Assets or forming a part thereof, other than those described and listed on Exhibit "A."

             (7) Seller has not created, nor caused to be created, nor, to the best of Seller's knowledge, does there presently exist, under any contract or by operation of law, any liens (excluding any unasserted or inchoate materialmen's, mechanics' or similar liens or charges arising in the ordinary course of business and operation of the Assets), mortgages, encumbrances or other burdens in, on or affecting the Assets.

             (8) Seller has paid, or will pay, all bills, debts, expenses or charges relating to the Assets as of the Closing in the normal course of its business operations.

             (9) All proceeds of production attributable to the Assets are currently being paid directly to Seller or its authorized agents without the furnishing of indemnity, other than the customary warranty contained in the division orders, transfer orders or gas sale contracts that have been furnished to Buyer, and no portion of such proceeds are being held in suspense.

             (10) Seller has made available for examination the Records and all applicable written agreements, correspondence, reports, required safety plans, compliance statements or other documents of which Seller is aware that materially affect the Assets, including, but not limited to, applicable operating agreements, joint venture agreements, tax partnership agreements, product purchase and sale agreements, farmout agreements and "area of mutual interest" agreements.

             (11) To the best of Seller's knowledge, Seller has obtained all permits, licenses and other authorizations which are presently required under federal, state and local laws for the operation of the Assets or with respect to pollution or protection of the environment relating to the Assets, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except to the extent the failure to obtain or file such permits, licenses and other authorizations would not result in, or reasonably be expected to result in, any material liability or loss to Buyer or the Assets or adversely affect the ability of Buyer to operate same.


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             (12)  Seller has received no notice of any proposed or contemplated modifications of any existing drilling or production unit or units or the establishment of new drilling or production units affecting the Assets or amendments to or modifications or revisions of the unit order or orders establishing same which would have an adverse impact upon the Assets to be conveyed pursuant to this Agreement.

             (13) Seller is not in breach as to the Assets and any Wells thereon or any laws, regulations, rules, decrees or orders relating thereto, except for possible minor oversights which would not affect Buyer's right to the enjoyment of the Assets in a manner other than that of Seller's immediately prior to Closing.

             (14)  To the best of Seller's knowledge,

                   (i) None of the operations of Seller relating to the Assets are now subject to federal or state investigation directed toward evaluating whether any remedial action involving a material expenditure is needed to respond to a release or discharge of any toxic or hazardous waste or substance into the environment, and

                   (ii) Seller has no material contingent liability in connection with any release or discharge of any toxic or hazardous waste or substance into the environment from Seller's Assets. In either case (i) or (ii), "material" shall mean an event or condition requiring an expenditure, net to Seller, in excess of $50,000.00.

             (15) To the best of Seller's knowledge, there exist no wells, for which Seller is responsible, located on the Leases that require plugging and abandonment, re-plugging and/or restoration of the surface, other than the Wells.

             (16) Other than the Farmout Agreements described in Exhibit "A", there are no contracts between Seller and third parties which would operate to reduce the working interest, net revenue interests and overriding royalty interests set forth in Exhibit "A".

       (c) Litigation. There is no claim, demand, legal action, administrative proceeding, lawsuit, governmental inquiry or investigation relating to the Assets pending or, to the Seller's knowledge, threatened. Nor are there any bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller.

       (d) Equipment and Personal Property and Buyer's Waiver of Implied Warranties. All equipment and personal property currently used on the Assets have been maintained in an operable state of repair consistent with the customary standards in the industry, except for such failures to maintain as would not, individually or in the aggregate, have a material adverse effect on the value of the Assets or continued operation of the Assets. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY PURPOSES, CONDITION OR OTHERWISE, CONCERNING ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO, SHALL BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE IS, AND WITH ALL FAULTS AND WITHOUT WARRANTY." SELLER DOES NOT WARRANT THESE ASSETS TO BE FREE FROM REDHIBITORY DEFECTS, LATENT OR APPARENT, AND BUYER EXPRESSLY SPECIFICALLY WAIVES ANY CLAIM UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, OR ANY OTHER PROVISIONS OR THEORIES OF LAW, FOR A REDUCTION OR
             ADJUSTMENT IN THE PURCHASE PRICE BASED UPON REDHIBITION OR QUANTI MINORIS OR ACTION OF EVICTION ON ACCOUNT OF CONDITION OR MERCHANTABILITY OF THE ASSETS. THIS WAIVER OF WARRANTY EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE ASSETS ABSOLUTELY USELESS OR SO INCONVENIENT OR IMPERFECT THAT BUYER WOULD NOT HAVE PURCHASED THE ASSETS HAD BUYER KNOWN OF THE DEFECT. BUYER ACKNOWLEDGES THAT IT HAS EXAMINED THE ASSETS THOROUGHLY AND IS FULLY SATISFIED WITH THEIR CONDITION. BUYER AND SELLER ACKNOWLEDGE AND STIPULATE THAT THE PURCHASE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS WAIVER OF WARRANTY. BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS. BUYER AND SELLER ACKNOWLEDGE READING AND UNDERSTANDING THIS WAIVER OF WARRANTY AND SIGNIFY SUCH BY THEIR INITIALS.

                  BUYER:   ____________________  SELLER:  ____________________

4.02  Buyer's Representations and Warranties:  Buyer represents and warrants:
      --------------------------------------

       (a) Legal Status and Authority:

             (1) Buyer is a corporation validly organized and existing and in good standing, under the laws of the state of its incorporation and has the power and authority to own its property and to carry on its business, as now conducted, and to enter into and to carry out the terms of this Agreement.

                   There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

             (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of Buyer, and Buyer is not subject to any charter, bylaw, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

             (3) Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's, marketer's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement for which Seller could be held responsible.

             (4) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased, except when such failure to comply or obtain shall not have a material adverse effect.

       (b) Condition of the Assets:

             (1) Buyer has made, or arranged for others to make, an inspection of the Assets. Buyer is solely responsible for conducting its own due diligence and inspection of the Assets. Buyer has also had the full right and opportunity to ask questions of Seller, its employees, agents and representatives, and Buyer has assumed full responsibility for any conclusions or analyses relating to the Assets and Buyer's decision to purchase same. Buyer accepts the Equipment described in
                   Article 1.01(e) in "as is, where is and with all faults" condition, with an express acceptance and understanding of the representations and disclaimers contained herein.

             (2) Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, related oil field operation and possibly the storage and disposal of waste materials incidental to, or occurring in connection with, such operations and that physical changes in the land and/or waterbottoms may have occurred as a result of such uses and that, with respect to the physical condition of the Assets, Buyer has entered into this Agreement on the basis of Buyer's own investigation and due diligence of the physical condition of the Assets, including environmental conditions, and, subject to the indemnity provisions of Article 6.03, accepts the Assets inclusive of any adverse environmental condition presently existing, whether known or unknown.

             (3) Buyer represents that it is not otherwise prevented from having the Assets transferred to Buyer, and Buyer is authorized to operate said Assets and duly qualified to do business in the State of Louisiana.

             (4) Buyer represents that it has had the opportunity to inspect the Assets, the public records and Seller's files for all purposes and has, in particular, ascertained the physical condition and potential environmental condition of the Assets, both surface and sub-surface.

             (5) Buyer is engaged in the business of exploring for or producing oil and gas or other valuable minerals as an ongoing business, and Buyer is a sophisticated buyer, knowledgeable in the evaluation and acquisition of oil and gas properties. Furthermore, Buyer has been informed that the solicitations of offers and the sale of the Assets by Seller have not been registered with any securities commission, state or federal, and Buyer hereby specifically agrees that neither Buyer nor its directors, shareholders, employees, representatives or agents shall initiate any proceeding based upon the assertion or claim that the sale contemplated hereunder is the sale of securities.

             (6) Buyer is acquiring the Assets for its own benefit and account and not with the intent of selling such Assets in a manner that would be subject to regulation under federal or state securities laws.

                                   ARTICLE V.
                                  TITLE MATTERS

5.01 After the date of this Agreement and until Closing, Seller shall make all Records and documents in Seller's possession affecting Seller's title to the Assets available to Buyer and/or its representatives at Seller's office, or such other place as deemed appropriate by Seller, during normal business hours for examination by Buyer. Seller shall not be obligated to perform any additional title work, and any abstracts and title opinions will not be made current by Seller.

       NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED, EXCEPT THAT ANY SUCH DOCUMENTS PROVIDED BY SELLER ARE TRUE AND CORRECT COPIES OF MATERIALS PROVIDED OR MADE AVAILABLE AND TO THE BEST OF SELLER'S KNOWLEDGE ARE NOT INCORRECT OR INACCURATE IN ANY MATERIAL RESPECT. BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

5.02 Definition of Title Defect. The term "Title Defect," as used herein, shall mean any material encumbrance, encroachment, irregularity, defect in or objection to Seller's title to the Assets or any distinct portion thereof, listed at Exhibit "A" that, alone or in combination with other defects, renders Seller's title to the Assets, or any distinct portion thereof, less certain or secure than that which is customarily regarded as acceptable in the industry for producing oil and gas properties. In evaluating whether an encumbrance, encroachment, irregularity, defect in or objection to title is material, due consideration shall be given to the length of time that the property involved has been or is in "pay status" and whether such defect is of the type expected to be encountered in the area involved and is customarily acceptable to prudent operators and interest owners. Such usual and customary defects include, but are not limited to, defects that have been cured by possession under applicable statutes of limitation, defects which are more than forty (40) years old, defects in the early chain of title, such as failure to recite marital status in documents, omission of heirship or succession proceedings, lack of survey and failure to record releases of liens, production payments or mortgages that have expired of their own terms.

5.03 Permitted Encumbrances. The following Permitted Encumbrances shall not be considered Title Defects:

       (a) Lessors' royalties, overriding royalties, reversionary interests and similar burdens;

       (b) Division orders and sales contracts terminable without penalty upon no more than ninety (90) days' notice to the Buyer;

       (c) Preferential rights to purchase and restrictions on assignment of the type generally found in the oil and gas industry, with respect to which waivers or consents shall have been obtained from the appropriate parties or the time period for making a preferential right election has expired;

       (d) Materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

       (e) All approvals or rights to consent by, required notices to, filing with or other actions by governmental entities, including, without limitation, the Louisiana State Mineral Board acting on behalf of the State of Louisiana, in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

       (f)   Rights of reassignment;

       (g) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of operations, pipelines, or facilities or the like; conditions, covenants or other restrictions; and easements, rights-of-way, servitudes, permits and other rights, on, over or in respect of any of the Leases;

       (h) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases which individually or in the aggregate do not reduce the interest of Seller with respect to all oil and gas produced from (or, where subject to a unit or pooling agreement, allocated to) any Leases below the "Net Revenue Interest" or "NRI" set forth at Exhibit "A" for such Leases;

       (i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the leasehold interests in any manner, and all applicable laws, rules and orders of governmental authority;

       (j) Any Title Defects as Buyer may have expressly waived in writing or which are deemed to have been waived under this Agreement;

       (k) The terms and conditions of all leases, agreements, orders, instruments and documents expressly described in or referred to in the exhibits to this Agreement; and

       (l)   Taxes not yet due or not yet delinquent.

5.04   Notice of and Remedies for Title Defect.

       (a) Upon discovery of a Title Defect, Buyer shall promptly notify Seller, in writing, of the nature of the Title Defect, shall furnish Seller with Buyer's basis for the assertion of such Title Defect and data in support thereof and, for discussion, shall furnish Seller with the proposed reduction in the Purchase Price attributable to such Title Defect. The reduction mutually agreed to by the parties shall hereinafter be referred to as the mutually agreed upon reduction to be identified as the "Attributed Value."

       (b) Upon receipt of such notice, Seller, at its discretion, shall have the right to choose one of the following options:

             (1) to cure the Title Defect at Seller's expense, either prior to Closing or, at Seller's sole discretion, the parties shall proceed to Close, even as to the distinct asset subject to the asserted Title Defect, and Seller, for a period of one hundred twenty (120) days after Closing, shall have the right to attempt to cure those Title Defects that Seller elects to cure after Closing (the "Curative Period"). During the Curative Period, the Attributed Value assigned to the Title Defect shall be deposited in an Escrow Account established by

                   Seller and Buyer for the duration of the Curative Period. If Seller completes curative action which removes the Title Defect within the Curative Period, the Attributed Value, plus interest, in the Escrow Account shall be disbursed to Seller. If such Title Defect is not cured by the end of the Curative Period, the affected Lease Asset shall be re-conveyed to Seller, on such terms as if it had never been conveyed to Buyer, and the Attributed Value, plus interest, shall be disbursed to Buyer;

             (2) to exclude the affected Lease Asset from the sale and reduce the Purchase Price by an amount equal to it's the value of such excluded Asset as set forth in Exhibit "B"; or

             (3) to indemnify and hold harmless Buyer from and against any and all adverse claims asserted against Buyer, with respect to such Title Defect, in a court of proper jurisdiction to the extent of the Attributed Value.

       (c) Any Title Defect which is not disclosed to Seller by Buyer more than five (5) days prior to Closing shall conclusively be deemed waived by Buyer for purposes of Purchase Price adjustment.

       (d) If Seller elects to cure a Title Defect but is successful in only curing the defect partially (e.g., the initial effect of the Title Defect is the reduction of Seller's net revenue interest by 5%; however, after Seller's curative effort Seller's net revenue interest is reduced by only 3%), the Attributed Value shall be proportionately reduced.

       (e) Notwithstanding the previous provisions of this Article 5.04, the Purchase Price shall only be reduced to the extent that the cumulative Attributed Value of all Title Defects having an individual Attributed Value greater than $5,000.00 exceeds $1.0 million. There shall be no adjustment in the Purchase Price with respect to any single Title Defect, the Attributed Value of which is $5,000.00 or less.

5.05 In the event there are Title Defects which Seller (a) elects not to cure, in whole or in part, or (b) elects not to indemnify Buyer for and the Attributed Value thereof would cumulatively cause the reduction of the Purchase Price by more than twenty (20%) percent, then Seller or Buyer may terminate this Agreement without any liability whatsoever to the other, and the Performance Deposit shall be refunded to Buyer in accordance with the provisions of Article 2.02.

                                   ARTICLE VI.
                            ENVIRONMENTAL CONDITIONS

6.01 Buyer's Access to Assets. Subject to any necessary third party approvals, and at Buyer's sole risk and expense, Buyer and its employees and representatives shall be given access to all facilities, properties, personnel, books, Records and other pertinent information within the possession of Seller relating to the operation of the Assets. Buyer's investigation shall be conducted in a manner that minimizes any interference with the normal operation of the Assets. Buyer may photocopy information that it reviews at Buyer's expense. Buyer specifically waives any cause of action against Seller, its directors, shareholders, employees, representatives and agents based upon a claim for damages, losses, costs, expenses (including, attorneys' fees and court costs) arising out of, resulting from or on account of, Buyer's investigation of the environmental condition of the Assets prior to Closing. Neither Buyer nor agents, representatives or consultants shall conduct any environmental testing or sampling on, or with respect to, the Assets prior to Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any information obtained by Buyer under this Article 6.01 shall remain confidential and shall not be disclosed, except to Seller and Buyer's agents, partners, bankers and consultants, without Seller's prior written consent, unless required pursuant to order of a court or governmental agency exercising proper jurisdiction over the Assets and the environmental matters relating thereto.

6.02 Notice of and Remedies for Material Adverse Environmental Condition(s). A "Material Adverse Environmental Condition" shall be deemed to exist when a condition is discovered which (a) is required to be immediately remediated under applicable environmental laws in effect on the Effective Date; (b) the cost to remediate such condition to lawfully acceptable levels will exceed, as to Buyer's share, the sum of $25,000.00; and (c) the cumulative cost to remediate all conditions qualifying under (a) and
       (b) and having an individual cost of greater than $25,000.00 exceeds $1.0 million.

      Upon discovery of a Material Adverse Environmental Condition, Buyer shall immediately notify Seller, in writing, of the nature of such condition and shall furnish Seller with Buyer's basis for the assertion of same along with available data in support thereof. In the event the Buyer has properly notified Seller of one or more environmental conditions which, alone or together, constitute a Material Adverse Environmental Condition, Seller shall select one of the following options at its sole discretion:

       (a) remedy the Material Adverse Environmental Condition(s) at its own expense and to the satisfaction of Buyer or the appropriate governmental authority prior to Closing or as soon as thereafter practicable;

       (b) reduce the Purchase Price by an amount equal to the cost of the remediation of the Material Adverse Environmental Condition(s), as mutually agreed upon by Seller and Buyer;

       (c) exclude the affected Asset from the sale and reduce the Purchase Price by an amount equal to the allocated value of the affected Asset as set forth in Exhibit "B" or, if there is no allocated value to the affected Asset, or the portion thereof, then by an amount mutually agreed upon; or

       (d) indemnify and hold Buyer harmless against any and all claims arising directly out of such Material Adverse Environmental Condition(s) to the extent of the cost of the remediation of such Material Adverse Environmental Condition(s).

             In the event of Material Adverse Environmental Conditions for which Seller (a) elects not to remedy or (b) elects not to indemnify Buyer for and the cumulative cost thereof would cause the reduction of the Purchase Price by more than twenty (20%) percent, then Seller or Buyer may terminate this Agreement without any liability whatsoever to the other, and the Performance Deposit, less expenses and plus interest accrued thereon, shall be refunded to Buyer in accordance with the provisions of Article 2.02.

             Any Material Adverse Environmental Condition which is not disclosed by Buyer to Seller not less than five (5) days prior to Closing shall conclusively be deemed waived by Buyer for purposes of Purchase Price reduction.

             Notification to Seller by Buyer of the presence in any wellbore, currently utilized equipment, pipeline, flowline or vessel of naturally occurring radioactive material ("NORM") or asbestos shall not be cause to invoke any of the remedies set forth in this
             Article 6.02.

6.03   BUYER'S  RELEASE  AND  INDEMNITY.  SUBJECT  TO ARTICLE  6.02(d)  ABOVE,
       BUYER HEREBY RELEASES SELLER, SELLER'S SUBSIDIARIES AND AFFILIATES, AND THE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND AGENTS OF EACH ("SELLER INDEMNIFIED PARTIES") FROM ANY AND ALL LIABILITY AND RESPONSIBILITY AND AGREES TO FULLY DEFEND, PROTECT,
       INDEMNIFY AND HOLD HARMLESS AND RENDER WHOLE SELLER INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES, COSTS OF COURT, CONSULTANTS AND INVESTIGATIONS), COSTS, LOSSES AND LIABILITIES WHATSOEVER MADE OR ASSERTED BY BUYER, ITS AGENTS OR SUCCESSORS OR BY ANY THIRD PARTY OR PARTIES (INCLUDING, BUT NOT LIMITED TO, GOVERNMENTAL AGENCIES) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS, KNOWN OR UNKNOWN, INCLUDING ANY CLAIM FOR LOSS OR DAMAGES ARISING OUT OF ANY EROSION, LAND LOSS OR OTHER DAMAGE TO WETLANDS ALLEGEDLY RESULTING FROM DREDGING OR OTHER OPERATIONS, AND INCLUDING, WITHOUT LIMITATION, SUCH AS MAY ARISE UNDER APPLICABLE
       FEDERAL, STATE AND LOCAL LAW, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C., SECTION 9601, ET SEQ., AS AMENDED, ("CERCLA"), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, AS AMENDED, THE CLEAN

       AIR ACT, 42 U.S.C., SECTION 7401, ET SEQ., AS AMENDED, THE FEDERAL WATER POLLUTION ACT OF 1990, 33 U.S.C., SECTION 1251, ET. SEQ., AS AMENDED, AND THE OIL POLLUTION ACT OF 1990, 33 U.S.C., SECTION 2701, ET SEQ., AS AMENDED, (THE "LAWS") REGARDLESS OF WHETHER SUCH CONDITION IS CAUSED BY EVENTS OR OPERATIONS OR ACTIVITIES OCCURRING ON, AFTER OR PRIOR TO THE CLOSING DATE.

                                  ARTICLE VII.
                              ADDITIONAL AGREEMENTS

7.01 Seller's Disclaimer. Except as otherwise set forth in Article IV of this Agreement, Seller disclaims all liability or responsibility for any statement, information or data made or communicated (orally or in writing) to Buyer, its affiliates, or any stockholder, officer, director, employee, agent, advisor or representative of either (including, but not limited to, any opinion, information or advice which may have been provided to any such party by any representative of Seller or any other party), wherever or however made. Seller makes no representation or warranty as to (i) the amounts, value, quality, or deliverability of hydrocarbons from the Assets, (ii) any geological, geophysical or other interpretations with respect to the Assets and (iii) any economic forecasts, in each case whether contained in any material furnished to Buyer by Seller, its officers, directors, employees, agents, advisors, representatives or otherwise. Buyer expressly acknowledges and accepts Seller's disclaimer.

7.02 Operations Prior to Closing. After the date of this Agreement and prior to Closing, Seller shall use and maintain the Assets (including the continuance of insurance coverage) in substantially the same manner in which they have been used and maintained prior to this Agreement. Unless Seller and Buyer otherwise agree, Seller shall not enter into any agreement or transaction in relation to the Assets, excepting those with unaffiliated third parties which (i) individually involve a fair market value of less than Twenty Thousand ($20,000.00) Dollars and (ii) are entered into in a manner consistent with past practices. Buyer shall bear the cost of all expenditures in connection with the operation of the field between the Effective Date and Closing. In the event that an expenditure for purposes other than that incurred in normal day-to-day operations is proposed or contemplated, Seller shall submit such proposal to Buyer for concurrence. Buyer will assume the risk of any consequences which arise as a result of Buyer's failure or refusal to approve and pay such expenditure. Unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables), with the exception of individual Assets (i) involving a fair market value of less than Two Thousand ($2,000.00) Dollars and (ii) sold or transferred to unaffiliated third parties or disposed of or consumed in the ordinary course of business. Seller shall promptly notify Buyer of any claims, audits or legal actions, threatened or instituted, or any other material adverse event or occurrence involving or affecting the Assets.

7.03 ASSUMPTION OF LIABILITIES AND INDEMNIFICATION. AS PART OF THE CONSIDERATION FOR THE TRANSACTION CONTEMPLATED HEREUNDER, AND, IN THE ABSENCE OF WHICH SELLER WOULD NOT HAVE AGREED TO CONVEY THE ASSETS TO BUYER, BUYER HEREBY EXPRESSLY COVENANTS AND AGREES FULL COMPLIANCE WITH

       (I) ALL LIABILITIES, DUTIES AND OBLIGATIONS THAT ARISE FROM OWNERSHIP OR OPERATION OF THE ASSETS; (II) ALL LIABILITIES AND OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT, INCLUDING, WITHOUT LIMITATION, ALL PLUGGING, REPLUGGING, ABANDONMENT, REMOVAL, DISPOSAL OR RESTORATION ASSOCIATED WITH THE ASSETS (WHETHER DRILLED OR PLACED ON AN ASSET PRIOR TO OR AFTER THE EFFECTIVE DATE), THE REMOVAL AND CAPPING OF ALL ASSOCIATED FLOWLINES, THE RESTORATION OF THE SURFACE, SITE CLEARANCE AND ANY DISPOSAL OF RELATED WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM) AND ASBESTOS, ALL IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND LOCAL LAWS AND THE TERMS AND CONDITIONS OF THE LEASES AND ASSOCIATED CONTRACTS; (III) ALL DUTIES, LIABILITIES AND OBLIGATIONS UNDER THE LEASES, INCLUDING, WITHOUT LIMITATION, THE PROPER AND TIMELY PAYMENT OF ROYALTY BURDENS, AS WELL AS ANY THIRD PARTY CONTRACTS OR AGREEMENTS, BOTH RECORDED AND UNRECORDED, AFFECTING THE ASSETS IN EXISTENCE AS OF THE EFFECTIVE DATE; PROVIDED, HOWEVER, WITH RESPECT TO THE REDUCTION IN THE PURCHASE PRICE FOR ROYALTY SUMS HELD BY SELLER IN SUSPENSE, BUYER'S ASSUMPTION OF LIABILITY UNDER THIS PARAGRAPH 7.03 SHALL BE LLIMITED TO THE AMOUNT OF SUCH SUM IN SUSPENSE; AND (IV) ALL OTHER DUTIES, LIABILITIES AND OBLIGATIONS ASSUMED BY BUYER UNDER THIS AGREEMENT WHETHER OR NOT ANY SUCH DUTIES, LIABILITIES AND OBLIGATIONS ARISE PRIOR TO OR AFTER THE EFFECTIVE DATE (THE "ASSUMED OBLIGATIONS").

       BUYER SHALL INDEMNIFY AND DEFEND SELLER, SELLER'S SUBSIDIARIES AND AFFILIATES AND THE OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, REPRESENTATIVES AND EMPLOYEES OF EACH ("SELLER INDEMNIFIED PARTIES") AGAINST ANY AND ALL SUCH LOSSES, CLAIMS, SUITS, CONTROVERSIES, LIABILITIES AND EXPENSES, ARISING OUT OF, OR IN CONNECTION WITH, OBLIGATIONS ASSUMED UNDER THIS PARAGRAPH, INCLUDING, WITHOUT LIMITATION, THE PLUGGING AND ABANDONING AND REABANDONING OF ANY WELLS, REMOVAL OR MODIFICATION OF FACILITIES, INCLUDING, BUT NOT LIMITED TO, FLOWLINES AND PIPELINES, CLOSURE OF PITS AND RESTORATION OF SURFACE, REGARDLESS OF WHETHER THE OBLIGATION TO PLUG AND ABANDON AND REABANDON, REMOVE, MODIFY, CLOSE OR RESTORE AROSE PRIOR TO, OR SUBSEQUENT TO, THE EFFECTIVE DATE. THE SALE WILL BE MADE EXPRESSLY SUBJECT TO THE TERMS OF ALL EXISTING OPERATING AGREEMENTS, UNIT AGREEMENTS, FARMOUT AGREEMENTS, LEASES, SUBLEASES AND ASSIGNMENTS AS WELL AS ANY AND ALL OTHER AGREEMENTS, WHETHER RECORDED OR UNRECORDED, AFFECTING THE ASSETS, COLLECTIVELY HEREINBEFORE DEFINED AS THE "RECORDS".

       Buyer further agrees to indemnify, release, defend and hold Seller Indemnified Parties harmless from and against any and all damages, losses, expenses (including, but not limited to, court costs, attorneys' fees, consultant fees and investigative costs and fees) and all other costs and liabilities arising as a result of claims, demands and all other causes of action arising out of an event or omission occurring subsequent to the Effective Date. For a period of six (6) months after the Effective Date, Seller agrees to indemnify, defend and hold Buyer its officers, directors, shareholders, employees, representatives and agents harmless from any and all claims, causes of action, fines, expenses, costs, losses and liabilities arising as a result of claims, demands and all other causes of action arising out of an event or omission originating during Seller's period of ownership of the Assets or Seller's period of operations conducted pursuant to the terms of a farmout agreement or other agreements, provided: (i) such claim, demand and cause of action is asserted in writing within such six (6) month period, and
       (ii) Seller's foregoing obligations do not include and will not apply to any matter covered by Buyer's obligations assumed to Seller under Article
       6.03 above.

7.04 Inducement to Seller. Buyer acknowledges that it evaluated its obligations under Articles V, VI and VII before it determined and submitted its offer for the Assets, and Buyer understands that its assumptions of obligations and its indemnifications are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

                                  ARTICLE VIII.
                         CONDITIONS PRECEDENT TO CLOSING

8.01   Seller's   Conditions   Precedent.   The   obligations   of  Seller  to
       consummate the transaction contemplated by this Agreement are subject to each of the following conditions:

       (a) Buyer shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Buyer prior to Closing.

       (b) No action or proceeding by any third party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

       (c) Buyer's Representations and Warranties set forth herein are true and correct in all material respects at the time of Closing, as though made on Closing Date.

       (d) The Purchase Price has not been reduced in an amount in excess of twenty (20%) percent as a result of a portion of Seller's title having been found to suffer from uncured Title Defects or undisposed of Material Adverse Environment Condition(s), unless Seller otherwise elects.

     (e) Buyer shall have delivered to Seller a surety bond or letter of credit in a form acceptable to Seller for the sum of $400,000.00, representing the estimated costs of plugging, abandoning and restoring the surface of the Assets. Such security shall be in addition to an existing Letter of Credit in favor of ChevronTexaco in the amount of $125,000.00 which will be replaced with Buyer's Letter of Credit to be delivered at Closing.

8.02 Buyer's Conditions Precedent. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to each of the following conditions precedent:

       (a) Seller shall have performed and complied with all terms of this Agreement required to be performed by, or complied with, by Seller prior to Closing.

       (b) Seller's Representations and Warranties set forth herein are true and correct in all material respects at the time of Closing, as though made on the Closing date.

       (c) No action or proceeding by any third party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

       (d) The Purchase Price has not been reduced in an amount in excess of twenty (20%) percent as a result of a portion of Seller's title having been found to suffer from uncured Title Defects or undisposed of Material Adverse Environment Condition(s), unless Buyer otherwise elects.

       (e) Unless waived or otherwise agreed to by Buyer and Seller, Seller shall have obtained all consents to the transaction from third parties as set forth on Schedule 4.01 and shall have obtained written waivers from all parties having preferential right to purchase any or all of the Assets, or the time period for exercising each such preferential right has expired.

                                   ARTICLE IX.
                                     CLOSING

9.01 Time and Place of Closing. The sale and purchase of the Assets pursuant to this Agreement (the "Closing") shall be consummated and completed in Seller's offices in Covington, Louisiana on or before November 4, 2003, or such reasonable later date as the parties may in writing agree upon, if required by Buyer to complete its reasonable due diligence

9.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

       (a) Seller shall execute, acknowledge and deliver to Buyer:

             (1) for Buyer's execution, the Assignment, Bill of Sale and Conveyance in substantially the form of Exhibit "D," attached hereto, conveying to Buyer the Assets; and

             (2) title, curative documents and other materials Seller may have elected to deliver pursuant to Article 5.03.

       (b) Buyer shall deliver to Seller the Closing Purchase Price, minus the Performance Deposit, by direct bank or wire transfer in immediately available federal funds as provided in the Preliminary Settlement Statement Buyer shall also deliver to the Escrow Agent written notification to pay the Performance Deposit, as provided in the Escrow Agreement.

       (c) Seller shall deliver to Buyer exclusive possession of the Assets, including all monies held in suspense and for account of third parties.

       (d) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof directing all buyers of production to make payment to Buyer of proceeds attributable to production from the Assets conveyed to Buyer along with written notification of changes of operator as required by the Louisiana Office of Conservation.

       (e)   Seller  and Buyer  shall  deliver  copies  of all such  documents deemed reasonably necessary by the other to evidence each party's authority to enter into and execute all agreements required hereunder to satisfy the Closing obligations, including, without limitation, powers of attorney, limited partnership authorizations, corporate resolutions, by-laws and such similar documents evidencing the parties authority such as the other party may reasonably request.

       (f) Buyer and Seller shall execute and deliver such other documents as may be necessary to consummate the transactions contemplated hereby, including, forms transferring all permits related to the Assets.

       (g) Seller and Buyer shall deliver, upon request by the other, a certificate dated as of the Closing Date, signed by an authorized representative of the requested party, certifying that the representations and warranties were true and complete, in all material respects, when made, and shall be true and complete on, and as of, Closing as though such representations and warranties were made at, and as of, such date.

9.03 Final Settlement. As soon as practicable after the Closing but no later than 120 days thereafter, Seller shall prepare and deliver to Buyer in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than thirty (30) days after Seller has received Buyer's proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the "Final Settlement Date". If the parties cannot agree to the adjustment of the Final Purchase Price, then either Buyer or Seller may submit such disputed adjustments to the New Orleans office of the accounting firm of Energy Management Consultants, LLC., and the determination made as to such disputed adjustments by such accounting firm shall be final and binding upon Buyer and Seller. The fees charged by such accounting firm shall be borne equally by each party. If (i) the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay by wire transfer the amount of such difference to Seller or to Seller's account (as designated by Seller) or (ii) the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date. However, in no instance shall interest be paid by either party on the amounts paid pursuant to the provisions of this Article 9.03.

       Within one (1) year of Closing, either party may, at its own expense, audit the other party's books, accounts and records relating to production, sales proceeds, operating expenses and taxes paid which may have been adjusted due to this transaction. Such audit shall be conducted following reasonable advance written notice to the party to be audited and shall be conducted during regular business hours and at minimum inconvenience to the audited party.

       In addition, with respect to consideration to be paid to Seller, post-Closing, Seller may, at its own expense audit Buyer's books relating to production, sales proceeds, operating expenses and taxes paid which impact such post-Closing consideration, such right to audit shall continue until all contingent monies have been paid.

                                   ARTICLE X.
                                   TERMINATION

10.01 Termination. This Agreement and the transaction contemplated hereby may be terminated in the following instances:

       (a) By Seller, under Article V, Article VI, or if any of the conditions set forth in Article 8.01 (Seller's Conditions Precedent to Closing) are not satisfied in all material respects or waived by Seller at the time of Closing.

       (b) By Buyer, under Article V or VI or if any of the conditions set forth in Article 8.02 (Buyer's Conditions Precedent to Closing) are not satisfied in all material respects or waived by Buyer at the time of Closing.

       (c)   At any time by the mutual written agreement of Seller and Buyer.

10.02 Effect of Termination. In the event that the Closing does not occur as a result of automatic termination or any party hereto exercising its rights to terminate pursuant to Article 10.01, then this Agreement shall be null and void and, except as expressly provided herein, no party shall have any rights or obligations under this Agreement, except for the payment of the Performance Deposit to Buyer or Seller, as the case may be, out of the Escrow Account. Nothing herein shall relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any agreement or covenant herein. In the event the termination of this Agreement results from the willful or negligent failure of any party to perform in any material respect any agreement or covenant herein, then notwithstanding anything to the contrary herein contained, the other party shall be entitled to all remedies available in law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

                                   ARTICLE XI.
                                  CASUALTY LOSS

11.01 If subsequent to the Effective Date and prior to Closing, all or any material portion of the Assets to be conveyed to Buyer at Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer may purchase such Assets notwithstanding any such destruction, taking or pending or threatened taking, and the Purchase Price shall be adjusted as agreed upon by the parties; provided however, Buyer shall not be obligated to close on the transaction if all, or substantially all, of the Assets are destroyed or otherwise lost. Seller shall, at Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking and shall assign, transfer, and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction or taking, as to such Assets to be conveyed to Buyer. Seller shall not voluntarily compromise or settle or adjust any material amounts due and payable by reason of such destruction or taking without first obtaining Buyer's written consent.

                                  ARTICLE XII.
                                  MISCELLANEOUS

12.01 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement has received a complete set of Exhibits as of the execution of this Agreement.

12.02 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

12.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or by facsimile transmission, when received by the party charged with such notice and addressed as follows:

         If to Buyer:

               PetroReal of America, Inc.
               Suite 1750 - 1177 West Hastings Street
               Vancouver, BC, Canada
               V6E 2K3
               Attention: Karl Rollke

               Telephone:  (604)-683-2220
               Fax:(604)-683-2286


         If to Seller:

               ORX Resources, Inc.
               400 Poydras Street, Suite 1100
               New Orleans, LA  70130
               Attention:  J. Luis Banos, Jr.

               Telephone:  (504) 581-1806
               Fax:  (504) 581-9492

         With a copy to:

               Eustis, O'Keefe and Gleason, LLC
               228 St. Charles Avenue, Suite 1010
               New Orleans, LA  70130
               Attention:  Richmond M. Eustis

               Telephone:  (504) 524-0681
               Fax:  (504) 524-0685

       Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

12.04 Amendments. This Agreement may not be amended nor any rights hereunder waived, except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

12.05 Assignment. Prior to Closing, neither party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of the obligations hereunder and obtains the prior written consent of the other party, which consent shall not be unreasonably withheld.

12.06 Conditions. The inclusion in this Agreement of conditions to Seller's and Buyer's obligations at the Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions of the other party's obligations at Closing.

12.07 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

12.08 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which, together, shall constitute but one and the same instrument.

12.09 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural.

12.10 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Louisiana.

12.11 Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

12.12 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing contained in this Agreement, expressed or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

12.13 Survival. All representations and warranties made by Seller in this Agreement other than those contained in Article 4.01 (a), (b) and (c) and the Assignment, Bill of Sale and Conveyance shall expire at Closing; those contained in Articles 4.01(a), (b) and (c) shall survive for six
       (6) months after Closing.

12.14 Arbitration. All disputes arising out of, or in connection with, this Agreement (except such disputes regarding the Final Statement, the procedures for which are provided for in Article 9.03) or any determination required to be made by Buyer and Seller as to which the parties cannot reach an agreement shall be settled by arbitration in New

       Orleans, Louisiana. Any matter to be submitted to arbitration shall be determined by a panel of three (3) arbitrators, unless otherwise agreed by the parties. Each arbitrator shall be a person experienced in the oil and gas industry and shall be appointed

       (a)   by mutual agreement of Buyer and Seller, or

       (b) failing such agreement, within sixty (60) days of the request for arbitration, each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the other two arbitrators, or, if they cannot agree, by a judge of the United States District Court, Eastern District of Louisiana, Fifth Circuit.

            In the event of the failure or refusal of the parties to appoint the arbitrator(s) within 120 days of the request for arbitration, the arbitrator shall be selected in accordance with reasonable rules established by the arbitrators. The arbitration shall be conducted in accordance with reasonable rules established by the arbitrators. Any award by the arbitrators shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.

12.15 Further Assurances. After Closing, each party hereto, at the request of the other, shall, from time to time, without additional consideration execute and deliver such further agreements and instruments of conveyance and take such other action as the other party hereto may reasonably request in order to convey and deliver the Assets to Buyer and to otherwise accomplish the transactions contemplated by the Agreement.

12.16 No Punitive or Consequential Damages. Under no circumstances shall either Party be liable to the other for any indirect, consequential, unforseen, exemplary or punitive damages of any nature.

12.17 Public Announcements. Prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto in order to (i) agree upon the text of a joint public announcement or statement to be made by such parties or (ii) obtain approval of the other party to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be.

12.18 Confidentiality. Until after Closing (and for a period of two (2) years from the date hereof, if Closing should not occur for any reason), except as required by law and by the policies of any stock exchange having jurisdiction over Buyer and its affiliates, Buyer and its officers, employees, agents and representatives, will hold in strict confidence all information, data and documents obtained from Seller and/or Burks Oil & Gas Properties, Inc. ("Marketer") in connection with the transactions contemplated by this Agreement, except any such information, data or document which (i) at the time of disclosure to Buyer by Seller and/or Marketer is in the public domain; (ii) after disclosure to Buyer by Seller and/or Marketer becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer or by breach by Buyer of that certain Confidentiality Agreement dated August 11, 2003, (the "Confidentiality Agreement"), between Marketer, on behalf of itself and Seller, and Buyer; (iii) Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Buyer by Seller and/or Marketer; (iv) Buyer rightfully received from third parties free of any obligation of confidentiality; or (v) is developed independently by Buyer, provided the information, data or document developed shall not be derived from data, information, or documents obtained from Seller and/or Marketer in connection with the transactions contemplated by this Agreement. The obligations of Buyer under this Section shall be in addition to, and not in lieu of, Buyer's obligations under the Confidentiality Agreement between Marketer, on behalf of itself and Seller, and Buyer. In addition, Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer, at Seller's request, shall promptly return to Seller all information, data and documents furnished to Buyer, its officers, employees, agents and representatives in connection with this Agreement, or Buyer's investigation of the Assets, and shall destroy any information, data or documents derived or created by Buyer from any information, data or documents furnished by Seller and/or Marketer. Buyer agrees not to retain any copies of such information, data or documents; provided, however, Buyer may retain copies of such information or data which meet the conditions of Subsection (iii) above.

EXECUTED on the day, month and year first above-mentioned.

SELLER:                                   BUYER:


ORX RESOURCES, INC.                       PETROREAL OF AMERICA, INC.



By:  ________________________             By:  ____________________________

                   INTERNATIONAL PETROREAL OIL CORPORATION

                        1750 - 1177 West Hastings Street
                           Vancouver, British Columbia
                                 Canada V6E 2K3
                               Tel: (604) 683-2220
                               Fax: (604) 693-2286
November 6, 2003

ORX Resources, Inc.
400 Poydras Street, Suite 1100
New Orleans, LA 70130

Attention: J. Luis Banos, Jr.
         Chief Executive Officer

RE: AMENDMENT OF P&S AGREEMENT WEST BAY OIL AND GAS FIELD

With this letter International PetroReal Oil Corporation and its wholly owned subsidiary PetroReal of America, Inc. (PetroReal) requests that ORX Resources, Inc, (ORX) agree to amend the Purchase and Sale Agreement for the West Day Oil and Gas field as executed between the Parties on October 9, 2003, as follows:

    1. That the date for Completion of the Agreement be extended to December 8, 2003;

    2. that the Effective Date of the acquisition be changed to October 1, 2003;

    3 that the Escrow Agreement be terminated and a full refund of the Performance Deposit be made to PetroReal;

    4. that there be no recourse or financial penalty to PetroReal if Completion of the Agreement cannot be achieved by December 8, 2003 or any other date, or in case the Agreement is terminated.

Please counter-sign a copy of this letter to indicate ORX's agreement to these changes.

On behalf of INTERNATIONAL PETROREAL OIL CORPORAIION
[OBJECT OMITTED]
Karl Rollke
President

On behalf of ORX Resources, Inc.
[OBJECT OMITTED] [OBJECT OMITTED]
J. Luis Banos, Jr.
Chief Executive Officer

                   INTERNATIONAL PETROREAL OIL CORPORATION

                        1750 - 1177 West Hastings Street
                                 Vancouver, B.C.
                                    V6F, 2K3
                               Tel: (604) 683-2220
                               Fax: (604) 683-2286

February 4, 2004

ORX Resources, Inc.
400 Poydras Street, Suite 1100
New Orleans, LA 70130

Attention:   J. Luis Banos, Jr
        Chief Executive Officer

RE: AMENDMENT OF P&S AGREEMENT WEST BAY OIL AND GAS FIELD

With this letter International PetroReal Oil Corporation and its wholly owned subsidiary PetroReal of America, Inc. (PetroReal) requests that ORX Resources, Inc. (ORX) agree to amend the Purchase and Sale Agreement for the West Bay Oil and Gas field as executed between the Parties on October 9, 2003, and amended November 6, 2003, as follows:

1. That the date for Completion of the Agreement be extended to February 29, 2004;

2.   that the Effective Date of the acquisition remains October 1, 2003;

3. that PetroReal will transfer to ORX a Performance Deposit of $700,000 to be applied against the Purchase Price. In case Completion does not occur the Performance Deposit is non-fundable other than provided for in the Agreement;

4. that PetroReal has agreed to pay interest at a rate of 0.5% per month on the Purchase Price of $14,000,0000 starting February 1, 2004; This interest is accruing on a daily basis and payable out of the Interest Deposit (see below).

5. that PetroReal will make a $ 100,000 Interest Deposit that is non-refundable in case Completion does not occur, other than provided for in the Agreement as applying to the Performance Deposit. The balance of the Interest Deposit after the deduction of the interest due to ORX under point 4 will be credited against the Purchase Price.


Please counter-sign a copy of this letter to indicate ORX's agreement to these changes.

On behalf of INTERNATIONAL PETROREAL OIL COPORATION



Karl Rollke
President


On behalf of ORX Resources, Inc.



J. Luis Banos, Jr.
Chief Executive Officer

                               THIRD AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT

       The (1) Purchase and Sale Agreement (the "Purchase Agreement") between ORX RESOURCES, INC. ("ORX") and PetroReal of America, Inc. ("PetroReal"), dated October 9, 2003; (2) the Amendment of P&S Agreement West Bay Oil and Gas Field between ORX and PetroReal dated November 6, 2003 (the "First Amendment"); and
(3) the Amendment of P&S Agreement West Bay Oil and Gas Field between ORX and PetroReal dated February 4, 2004 (the "Second Amendment") (The Purchase Agreement, First Amendment and Second Amendment are collectively referred to as the "Agreement") are hereby amended and supplemented as follows:

1. The Effective Date of the sale of the Assets referenced in Section 2.07 of the Agreement is hereby amended to November 1, 2003;

2. The date of Closing referenced in Section 9.01 of the Agreement is hereby amended to occur within seven (7) days of the rendering of a title opinion on the Assets to be acquired, but in no event later than April 16, 2004 and in no event earlier than April 2, 2004 or such reasonable earlier date as PetroReal may notify ORX of in writing;

3. Interest charged to PetroReal for February 2004, pursuant to paragraph 4 of the Second Amendment, shall be equal to the sum of Seventy Thousand and No/100 ($70,000.00) Dollars. Said amount shall be payable to and withdrawn by ORX upon full execution of this Third Amendment from the One Hundred Thousand and No/100 ($100,000.00) Dollars Interest Deposit referenced in paragraph 5 of the Second Amendment.

4. Interest at a rate of one-half of one (.5%) percent per month shall again begin to accrue effective March 1, 2004.

5. An extension fee of One Hundred Thousand and No/100 ($100,000.00) Dollars shall be payable to and withdrawn by ORX upon full execution of this Third Amendment from the Seven Hundred Thousand and No/100 ($700,000.00) Dollars Performance Deposit referenced in paragraph 3 of the Second Amendment.

6. The remaining Thirty Thousand and No/100 ($30,000.00) Dollars of the Interest Deposit and Six Hundred Thousand and No/100 ($600,000.00) Dollars of the Performance Deposit shall remain non-refundable but shall be applied as a portion of PetroReal's proceeds and netted against the Purchase Price at Closing, less any addition interest which has accrued prior to Closing from March 1, 2004 until Closing.

7. In the event the Closing is unable to occur due to any title matters referred to in Article V of the Agreement that are not the fault of

     PetroReal, the remaining balance of the Interest Deposit and Performance Deposit shall be returned to PetroReal.

8. ORX and PetroReal acknowledge and agree that they have no claims or causes of action against each other relating to the Agreement through the effective date of this Third Amendment. To the extent that any may exist, ORX and PetroReal and each of their respective agents, representatives, partners, servants, employees, officers, directors, shareholders, attorneys, heirs, successors and assigns, do hereby fully, finally and forever release, acquit, waive, settle, discharge, surrender, and cancel in favor of ORX and PetroReal and their agents, representatives, partners, servants, employees, officers, directors, shareholders, attorneys, heirs, successors and assigns any and all claims, rights, demands, actions, disputes, controversies and/or causes of action of every kind and nature (together with the expenses, interest, costs, attorneys' fees, and/or other amounts of any nature whatsoever claimed or otherwise arising therefrom or related thereto) arising prior to the effective date of this Third Amendment, whether based on direct or indirect liability, whether known or unknown, liquidated or unliquidated, choate or inchoate, matured or unmatured, asserted or unasserted, contingent or exigible, anticipated or unanticipated.

       All other provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

       Thus done and signed this 2nd day of March 2004.


ORX RESOURCES, INC.                        PETROREAL OF AMERICA, INC.


BY: ____________________                   BY: _________________________
    J. LUIS BANOS, JR                       FRANK A. JACOBS, PRESIDENT & CEO

                               FOURTH AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT


      The (1) Purchase and Sale Agreement (the "Purchase Agreement") dated October 9, 2003, between ORX Resources, Inc. ("ORX"), appearing herein through
J. Luis Banos, Jr., Chairman, duly authorized so to do, and PetroReal of America, Inc. ("PetroReal"), appearing herein through Frank A. Jacobs, President and Chief Executive Officer, duly authorized so to do; (2) the Amendment of P&S Agreement West Bay Oil and Gas Field between ORX and PetroReal dated November 6, 2003 (the "First Amendment"); and (3) the Amendment of P&S Agreement West Bay Oil and Gas Field between ORX and PetroReal dated February 4, 2004 ("the Second Amendment"); and, the Third Amendment to Purchase and Sale Agreement between ORX and PetroReal dated March 2, 2004 (the "Third Amendment") (the Purchase Agreement, First Amendment, Second Amendment, and Third Amendment are collectively referred to as the "Agreement") are hereby amended and supplemented as follows:

1. ORX agrees to sell and PetroReal agrees to purchase one-quarter (1/4) of ORX's right, title and interest in the Assets referenced in Section1.01 of the Agreement and defined therein;

2. The Purchase Price referenced in Section 2.01of the Agreement is hereby amended to the sum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), allocated among the assets as set forth in Revised Exhibit "B," attached hereto.

3. The Effective Date of the sale of the Assets referenced in Section 2.07 of the Agreement is hereby amended to January 1, 2004;

4. The date of Closing referenced in Section 9.01 of the Agreement is hereby amended to occur no later than May 17, 2004, or such reasonable earlier date as PetroReal may notify ORX of in writing.

5. ORX agrees to return to PetroReal as consideration for entering into this Amendment, the amount of $630,000.00, representing a refund of the Performance Deposit of $600,000.00 as referenced in Paragraph 6 of the Third Amendment, plus the remaining $30,000.00 of the interest deposit.

6. ORX and PetroReal acknowledge and agree that they have no claims or causes of action against each other relating to the Agreement through the effective date of this Fourth Amendment. To the extent that any may exist, ORX and PetroReal, for themselves and all of their parent, subsidiary and affiliated companies, as well as their respective agents, representatives, partners, servants, employees, officers, directors, shareholders, attorneys, heirs, successors and assigns, do hereby fully, finally and forever release, acquit, waive, settle, discharge, surrender and cancel in favor of ORX and PetroReal and their parent, subsidiary and affiliated companies, as well as their agents, representatives, partners, servants, employees, officers, directors, shareholders, attorneys, heirs, successors and assigns, any and all claims, rights, demands, actions, disputes, controversies and/or causes of action of every kind and nature (together with the expenses, interest, costs, attorneys' fees, and/or other amounts of any nature whatsoever claimed or otherwise arising therefrom or related thereto) a rising out of or in any way related to the matters in which ORX and PetroReal are involved, including, but not limited to the West Bay sale, the Clovelly Field prospect and the Main Pass 59 proposed transaction, arising prior to the effective date of this Fourth Amendment, whether based on direct or indirect liability, whether known or unknown, liquidated or unliquidated, choate or inchoate, matured or unmatured, asserted or unasserted, contingent or exigible, anticipated or unanticipated.

7.   PetroReal,  for itself and all of its  parent,  subsidiary  and  affiliated companies, as well as its and their agents, representatives, partners, servants, employees, officers, directors, shareholders, attorneys, heirs, successors and assigns, hereby covenants not to sue and agrees to indemnify and hold ORX and its agents, representatives, partners, servants, employees, officers, directors, shareholders, attorneys, heirs, successors and assigns harmless from and against any and all claims, rights, demands, actions, disputes, controversies and/or causes of action of every kind and nature (together with the expenses, interest, costs, attorneys' fees, and/or other amounts of any nature whatsoever claimed or otherwise arising therefrom or related thereto) for any such loss, damage, injury or other claim or loss arising out of or in any way related to the matters in which ORX and PetroReal are involved, including, but not limited to the West Bay sale, the Clovelly Field prospect and the Main Pass 59 proposed transaction. PetroReal also agrees to pay all reasonable expenses, attorneys' fees and costs in connection with this paragraph.

8. The parties agree that this Amendment shall be governed and construed in accordance with the laws of the State of Louisiana.

     All other provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

      Thus done and signed this 20th day of April, 2004.


ORX RESOURCES, INC.                       PETROREAL OF AMERICA, INC.



BY:___________________________          BY: __________________________
   J. Luis Banos, Jr.                       Frank A. Jacobs
   Chairman                                 President and Chief Executive
                                            Officer

                               Revised Exhibit "B"


                          ALLOCATION OF PURCHASE PRICE



WORKING INTERESTS:


       Well                 WI            NRI            Value

F.K. Timolat #1                                   $   50,000.00
F.K. Timolat #2              25%         15.5%    $  350,000.00
F.K. Timolat #3            23.6%      15.4175%    $  575,000.00
F.K. Timolat #7            23.6%      15.4175%    $  575,000.00
F.K. Timolat #7D           23.6%       15.375%    $1,650,000.00
BLD #1                       25%         17.5%    $  300,000.00
                                                  --------------

  Total                                           $3,500,000.00
                                                   =============